JPMorgan Funds - Undiscovered Managers Funds
Rule 10f-3 Transactions
For the period from March 1, 2015 to August 31, 2015

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Realty Income Fund

Trade Date 3/24/2015
Issuer Brixmor Property Group Inc. (BRX) Secondary
Cusip 11120U10
Shares 111,500
Offering Price $26.380
Spread $0.40
Cost $2,941,370
Dealer Executing Trade Wells Fargo Securities
% of Offering  purchased by firm 2.76%
Syndicate Members BofA Merrill Lynch / Citigroup / J.P. Morgan / Wells Fargo Securities